Filed pursuant to Rule 424(b)(2). Based upon the registration of $100 million of Senior Notes to be offered by means of this prospectus supplement and the accompanying prospectus under the amended registration statement filed March 9, 2007, a filing fee of $3,070 has been calculated in accordance with Rule 457(r). This fee has been previously transmitted to the SEC. This paragraph shall be deemed to update the "Calculation of Registration Fee" table in the registration statement referred to in the second sentence above.

Filed Pursuant to Rule 424(B)(2)

File Numbers: 333-132574 and 333-132574-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 9, 2007)

$100,000,000

PPL Capital Funding, Inc.

6.85% Senior Notes due 2047

Fully and Unconditionally Guaranteed as to Payment of Principal and

Interest by

PPL Corporation

PPL Capital Funding, Inc. (“PPL Capital Funding”) is offering its 6.85% Senior Notes due 2047 (the “Notes”). Interest on the Notes will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2007, and at maturity, as further described in this prospectus supplement. The Notes will mature on July 1, 2047, unless redeemed on an earlier date. The Notes will not be subject to redemption prior to July 1, 2012. On and after July 1, 2012, we may, at our option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of Notes to be redeemed together with any accrued and unpaid interest to the redemption date. See “Description of the Notes—Redemption.”

The Notes will be issued in registered form and available for purchase in the authorized denominations of $25 and integral multiples thereof.

PPL Capital Funding’s parent, PPL Corporation, will fully and unconditionally guarantee PPL Capital Funding’s obligations to pay principal and interest on the Notes pursuant to its guarantees.

Investing in the Notes involves certain risks. See “ Risk Factors” beginning on page S-8 of this prospectus supplement and page 4 of the accompanying prospectus.

PPL Capital Funding has applied to list the Notes on the New York Stock Exchange. If that application is approved, trading of the Notes is expected to begin on the New York Stock Exchange within 30 days after the Notes are first issued. The Notes are expected to trade “flat.” This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per $25 Note	$25.00	$.7875	$24.2125
Total	$100,000,000	$3,150,000	$96,850,000

(1)	Plus accrued interest, if any, from the date of issuance, which is expected to be on or about July 16, 2007.

The underwriters expect to deliver the Notes to the purchasers in book-entry form only through the facilities of The Depository Trust Company on or about July 16, 2007.

Joint Book-Running Managers

Citi	Merrill Lynch & Co.	UBS Investment Bank

The date of this prospectus supplement is July 11, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

As used in this prospectus, the terms “we,” “our,” and “us” may, depending on the context, refer to PPL Capital Funding, Inc. (“PPL Capital Funding”), or to PPL Capital Funding together with PPL Corporation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Capital Funding and PPL Corporation have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Notes, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Notes. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Capital Funding and PPL Corporation, specifically PPL Energy Supply, LLC and PPL Electric Utilities Corporation, have also registered their securities on the “shelf” registration statement referred to above. However, the Notes are solely obligations of PPL Capital Funding, Inc. and, to the extent of the Guarantees, PPL Corporation, and not of any of PPL Corporation’s other subsidiaries. None of PPL Energy Supply, LLC or PPL Electric Utilities Corporation or any of PPL Corporation’s other subsidiaries will guarantee or provide any credit support for the Notes.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, proxy statements, reports and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarter ended March 31, 2007

Current Reports on Form 8-K	Filed on January 3, 2007, January 31, 2007, March 6, 2007, March 16, 2007, March 20, 2007, March 28, 2007, April 3, 2007, May 9, 2007, May 16, 2007, May 18, 2007, May 25, 2007 and June 21, 2007.

PPL Corporation’s 2007 Notice of Annual Meeting and Proxy Statement	Filed on April 13, 2007

Additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Notes are also incorporated herein by reference.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street Allentown, Pennsylvania 18101-1179 Attention: Investor Services Department Telephone: 1-800-345-3085

We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Notes because (1) PPL Capital Funding is a wholly-owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding” in the accompanying prospectus. PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Section 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

SUMMARY

The following summary contains information about the offering by PPL Capital Funding of its Notes. It does not contain all of the information that may be important to you in making a decision to purchase the Notes. For a more complete understanding of PPL Capital Funding, PPL Corporation and the offering of the Notes and the Guarantees, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Offering

Issuer	PPL Capital Funding, Inc.

Guarantor	PPL Corporation

Securities Offered	$100,000,000 aggregate principal amount of PPL Capital Funding’s 6.85% Senior Notes due 2047.

Stated Maturity Date	July 1, 2047

Interest Payment Dates	Interest on the Notes will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2007, and at maturity, or upon earlier redemption.

Interest Rate	6.85% per annum

Redemption

The Notes will not be subject to redemption prior to July 1, 2012. On and after July 1, 2012, the Notes may be redeemed at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest to the redemption date. The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder prior to the Stated Maturity Date. See “Description of the Notes—Redemption.”

Ranking, Guarantees

The Notes will be PPL Capital Funding’s unsecured and unsubordinated obligations and will rank equally in right of payment with PPL Capital Funding’s existing unsecured and unsubordinated indebtedness and senior in right of payment to PPL Capital Funding’s subordinated indebtedness. The Notes will be fully and unconditionally guaranteed by PPL Corporation as to payment of principal and interest pursuant to guarantees (“Guarantees”) of PPL Corporation. The PPL Guarantees will be PPL Corporation’s unsecured obligations and will rank equally in right of payment with PPL Corporation’s other unsecured and unsubordinated indebtedness. However, because PPL Corporation is a holding company, its obligations under the Guarantees will be effectively subordinated to existing and future liabilities of its subsidiaries. See “Risk Factors.”

Listing

We have applied to list the Notes on the New York Stock Exchange (“NYSE”). If that application is approved, trading of the Notes is expected to begin on the NYSE within 30 days after the Notes are first issued.

Form and Denomination

The Notes will be initially issued in the form of one or more global securities, without coupons, in denominations of $25 and integral multiples in excess thereof, and deposited with the Trustee on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Notes—General” and “Description of the Notes—Book-Entry Only Issuance—The Depository Trust Company.”

Use of Proceeds

We expect the net proceeds from the sale of the Notes to be loaned to PPL Corporation’s subsidiary, PPL Energy Funding, and then contributed to PPL Energy Supply, which will use the funds for general corporate purposes, including capital expenditures relating to the installation of pollution control equipment. Pending this use, such proceeds may be loaned to other subsidiaries of PPL Corporation for working capital purposes or invested in short-term investments.

Ratings

Our senior unsecured debt is currently rated BBB- by Standard & Poor’s Ratings Services, Baa2 by Moody’s Investors Service, Inc. and BBB by Fitch Ratings. A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. These ratings are not a recommendation to buy, sell or hold any securities of PPL Capital Funding or PPL Corporation. Such ratings may be subject to revisions or withdrawal by these agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.

Reopening of the Series

We may, without the consent of the Holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes, other than the date of issuance and, in some circumstances, the initial interest accrual date and the initial interest payment date, if applicable. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture. See “Description of the Notes—General.”

Governing Law	The Notes and the Indenture are governed by the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable.

RISK FACTORS

Before making a decision to invest in the Notes, you should carefully consider the following risk factors, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to PPL Corporation’s Businesses

See the risk factors set forth beginning on page 10 of PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of certain risks relating to PPL Corporation’s businesses.

Risks Relating to the Notes

PPL Corporation’s cash flow and ability to meet its obligations with respect to its Guarantees of the Notes largely depend on the performance of its subsidiaries. As a result, PPL Corporation’s obligations with respect to its Guarantees of the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries.

PPL Corporation is a holding company and conducts its operations primarily through subsidiaries. Substantially all of its consolidated assets are held by such subsidiaries. Accordingly, its cash flow and its ability to meet its obligations under its Guarantees of the Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to it in the form of dividends, loans or advances or repayment of loans and advances from it. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

Because PPL Corporation is a holding company, its obligations with respect to the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, its rights and the rights of its creditors, including rights of a holder of any Note, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may be a creditor with recognized claims against any such subsidiary, its claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by it. Although certain agreements to which PPL Corporation’s subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of PPL Corporation’s subsidiaries contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions prior to the payment of other obligations, including operating expenses, debt service and reserves. PPL Corporation currently believes that all of its subsidiaries are in compliance with such tests and conditions. Further, if PPL Corporation elects to receive distributions of earnings from its foreign operations, PPL Corporation may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to PPL Corporation from its international projects are, in some countries, also subject to withholding taxes.

An active trading market for the Notes may not develop.

There is no existing market for the Notes. We have applied to list the Notes on the NYSE. If that application is approved, we expect the Notes to start trading on the NYSE within 30 days after the Notes are first issued. We cannot assure that an active trading market for the Notes will develop. There can be no assurances as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which the holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We expect the net proceeds from the sale of the Notes to be loaned to PPL Corporation’s subsidiary, PPL Energy Funding, and then contributed to PPL Energy Supply, which will use the funds for general corporate purposes, including capital expenditures relating to the installation of pollution control equipment. Pending this use, such proceeds may be loaned to other subsidiaries of PPL Corporation for working capital purposes or invested in short-term investments.

CONSOLIDATED CAPITALIZATION OF PPL CORPORATION AND SUBSIDIARIES

The following table sets forth the historical unaudited consolidated cash and cash equivalents and capitalization of PPL Corporation and its consolidated subsidiaries as of March 31, 2007

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the Notes in this offering and (ii) the application of the estimated net proceeds of approximately $97 million as described herein.

This table should be read in conjunction with the consolidated financial statements of PPL Corporation and its consolidated subsidiaries, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$965	$1,062

Long-term debt, including current portion	$7,948	$7,948
Notes offered hereby	—	100

Total long-term debt	7,948	8,048

Minority interest	26	26
Preferred securities of a subsidiary	301	301
Shareowners’ common equity	5,273	5,273

Total shareowners’ equity	5,600	5,600

Total capitalization	$13,548	$13,648

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Notes that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Notes or the Indenture under which the Notes will be issued, as described below. The form of Indenture is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

General

PPL Capital Funding will issue the Notes as a series of debt securities under an Indenture, dated as of November 1, 1997 (as such indenture has been and may be amended and supplemented from time to time, the “Indenture”), among PPL Capital Funding, PPL Corporation and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”). We may issue an unlimited amount of Notes or other securities under the Indenture. The Notes and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

The Notes will be unsecured and unsubordinated obligations of PPL Capital Funding and will rank equally in right of payment with PPL Capital Funding’s existing unsecured and unsubordinated indebtedness and senior in right of payment to PPL Capital Funding’s subordinated indebtedness. The Notes will be fully and unconditionally guaranteed by PPL Corporation as to payment of principal and interest pursuant to Guarantees of PPL Corporation. The PPL Guarantees will be PPL Corporation’s unsecured obligations and will rank equally in right of payment with PPL Corporation’s other unsecured and unsubordinated indebtedness.

The Notes will be issued in fully registered form only, without coupons. The Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Notes will be $25 and any larger amount that is an integral multiple of $25. Except in limited circumstances described below, the Notes will not be exchangeable for Notes in definitive certificated form.

The Notes are initially being offered in one series in the principal amount of $100,000,000. We may, without the consent of the Holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance and, in some circumstances, the initial interest accrual date and the initial interest payment dates, if applicable) as the Notes. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture. The Notes and any additional notes of the same series having the same terms as the Notes offered hereby subsequently issued under the Indenture may be treated as a single class for all purposes under the Indenture, including, without limitation, voting waivers and amendments.

Principal and Interest

The Notes will mature on July 1, 2047 (the “Stated Maturity Date”) and will bear interest from the date of original issuance at the rate of 6.85% per annum. Interest will be payable quarterly on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”) commencing on October 1, 2007, and at Maturity (whether at the Stated Maturity Date, upon redemption, or otherwise). Subject to certain exceptions, the Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the Notes are registered at the close of business on the Regular Record Date, which will be the December 15, March 15, June 15 and September 15 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Notes will be made as described therein.

If we default in paying interest on a Note, we will pay such interest either

•	on a special record date between 10 and 15 days before the payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Notes may be listed for trading. (See Section 307.)

We will pay principal of and any interest on the Notes at Maturity upon presentation of the Notes at the corporate trust office of The Bank of New York in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Notes, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 602.)

If any Interest Payment Date, Redemption Date or the Maturity of a Note falls on a day that is not a Business Day, the required payment of principal and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Notes is located. (See Section 113.)

Redemption

The Notes will not be subject to redemption prior to July 1, 2012. On and after July 1, 2012, PPL Capital Funding may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest to the Redemption Date.

The Notes will not be subject to a sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Note prior to the Stated Maturity Date.

Notes will be redeemable upon notice by mail between 30 and 60 days prior to the Redemption Date. If less than all of the Notes of any series or any tranche thereof are to be redeemed, the Trustee will select the Notes for redemption in such manner as it deems fair and appropriate. (See Sections 403 and 404.)

Notes called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Note for redemption. (See Section 405.) If only part of a

Note is redeemed, the Trustee will deliver to you a new Note for the remaining portion without charge. (See Section 406.)

PPL Capital Funding may make any redemption at its option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Notes. (See Section 404.)

Form; Transfers; Exchanges

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, transfers and exchanges of beneficial interests in the Notes will be made as described therein. In the event that the book-entry only system is discontinued, and the Notes are issued in certificated form, you may exchange or transfer Notes at the corporate trust office of the Trustee. The Trustee acts as our agent for registering Notes in the names of Holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Notes and may remove and/or appoint one or more additional Security Registrars (including us or any of our affiliates). (See Sections 305 and 602.)

There will be no service charge for any transfer or exchange of the Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Notes during a period of 15 days prior to giving any notice of redemption or (2) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (See Section 305.)

Guarantees

PPL Corporation will fully and unconditionally guarantee the payment of principal of and any interest on the Notes, when due and payable, whether at the Stated Maturity Date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the Notes and the Indenture. The Guarantees will remain in effect until the entire principal of and interest on the Notes has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.)

Certain Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest (except for interest accrued after a Regular Record Date and prior to an Interest Payment Date, which interest will be payable to the Holders as of the Regular Record Date, as described above); thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Events of Default

An “Event of Default” with respect to the Notes will occur if

•	we do not pay any interest on any Note within 30 days of the due date;

•	we do not pay principal on any Note on its due date;

•

we remain in breach of a covenant (excluding covenants solely applicable to a specific series other than the Notes) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•

PPL Corporation’s Guarantees of the Notes cease to be effective (except in accordance with their terms), are found in any judicial proceeding to be unenforceable or invalid, or are denied or disaffirmed (except in accordance with their terms);

•	we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 801.)

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

Acceleration

Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration. (See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

•	we pay or deposit with the Trustee a sum sufficient to pay

•	all overdue interest;

•	the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Indenture; and

•

all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 802.) For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series.

These rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Indenture; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.) With respect to Events of Default and other defaults in the performance of, or breach of, covenants in the Indenture that do not constitute Events of Default, if any such Event of Default or other default occurs and is continuing after any applicable notice and/or cure period, then the Trustee may in its discretion (and subject to the rights of the Holders to control remedies as described above and certain other conditions specified in the Indenture) bring such judicial proceedings as the Trustee shall deem appropriate or proper.

The Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Notice of Default

The Trustee is required to give the Holders of the Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in the third bullet point under “Events of Default,” no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

PPL Capital Funding and PPL Corporation will furnish the Trustee with an annual statement as to their compliance with the conditions and covenants in the Indenture. (See Section 605.)

Waiver of Default and of Compliance

The Holders of a majority in principal amount of the outstanding Notes may waive, on behalf of the Holders of all outstanding Notes, any past default under the Indenture, except a default in the payment of principal or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation has agreed in the Indenture to preserve its corporate existence. (See Section 604.)

PPL Capital Funding and PPL Corporation have each also agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

•

the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases its property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal and interest on all the outstanding Notes (or the Guarantees, as the case may be) and the performance of all of its covenants under the Indenture; and

•

immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

The Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

•

any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof. (See Section 1103.)

Modification of Indenture

Without Holder Consent. Without the consent of any Holders of Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default for all or any series of Indenture Securities;

•	to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders;

•	to provide security for the Indenture Securities of any series;

•	to establish the form or terms of Indenture Securities of any series or tranche as permitted by the Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where

•	we may pay principal, premium and interest,

•	Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 1201.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

•	modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities at the close of business on the record date. (See Section 104.)

The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

Satisfaction and Discharge

Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust

•	money sufficient,

•	in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

•	a combination of items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

All moneys we pay to the Trustee or any Paying Agent on Indenture Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Indenture Security may look only to us for payment. (See Section 603.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section 910.)

Notices

Notices to Holders of Notes will be given by mail to the addresses of the Holders as they may appear in the security register. (See Section 106.)

Title

PPL Capital Funding, PPL Corporation, the Trustee, and any agent of PPL Capital Funding, PPL Corporation or the Trustee, will treat the person or entity in whose name Indenture Securities are registered as the absolute owner of those Indenture Securities (whether or not the Indenture Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Indenture and the Indenture Securities provide that they will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable. (See Section 112.)

Regarding the Trustee

The Trustee under the Indenture is The Bank of New York (“BNY”). In addition to acting as Trustee, BNY also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Notes. The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The global Notes will be deposited with the Trustee as custodian for DTC.

DTC is a New York limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Notes. Transfers of ownership interests on the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of principal and interest on the Notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the Purchase Price, principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

UNDERWRITING

PPL Capital Funding, PPL Corporation and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$33,333,325
Merrill Lynch, Pierce, Fenner & Smith Incorporated	33,333,325
UBS Securities LLC	33,333,350

Total	$100,000,000

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.50 per $25 Note. In addition, any underwriter may allow, and those selected dealers may reallow, a concession to certain other dealers of up to $.45 per $25 Note. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied.

Prior to this offering, there has been no public market for the Notes. PPL Capital Funding has applied to list the Notes on the NYSE. If that application is approved, PPL Capital Funding expects trading of the Notes to begin on the NYSE within 30 days after the Notes are first issued. We have been advised by the underwriters that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

PPL Capital Funding and PPL Corporation have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their business, certain of the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PPL Capital Funding, PPL Corporation and certain of their affiliates.

VALIDITY OF THE NOTES AND THE GUARANTEES

Dewey Ballantine LLP, New York, New York, and Michael A. McGrail, Esq., Associate General Counsel of PPL Services Corporation, will pass upon the validity of the Notes and the Guarantees for PPL Capital Funding and PPL Corporation. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Notes and the Guarantees for the underwriters. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey Ballantine LLP.

PROSPECTUS	PPL Corporation PPL Capital Funding, Inc. PPL Energy Supply, LLC PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described

in a supplement to this prospectus

PPL Energy Supply, LLC

Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation

Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “ Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as Debt Securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•

PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which PPL Electric Secured Debt Securities may be secured by first mortgage bonds issued under PPL Electric’s 1945 first mortgage indenture (“PPL Electric 1945 Mortgage Bonds”), as well as by the lien of the 2001 indenture on PPL Electric’s distribution and transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding’s Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2006, filed with the SEC on February 28, 2007 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, electric rates, subsidiary performance, growth, new technology, project development, fuel and energy prices, strategic initiatives, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	market prices for crude oil and the potential impact on synthetic fuel operations, synthetic fuel purchases from third parties and the phase—out of synthetic fuel tax credits;

•	weather conditions affecting generation production, customer energy usage and operating costs;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy or fuel contracts;

•	the effect of any business or industry restructuring;

•	our profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation and availability of existing generation facilities and operating costs;

•	transmission and distribution system conditions and operating costs;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowances and other expenses;

•	significant delays in the planned installation of pollution control equipment at our coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons;

•	market prices of commodity inputs for ongoing capital expenditures;

•	collective labor bargaining negotiations;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	asset acquisitions and dispositions;

•	political, regulatory or economic conditions in states, regions or countries where we or our subsidiaries conduct business;

•	any impact of hurricanes or other severe weather on our business, including any impact on fuel prices;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and our subsidiaries and the energy industry;

•	capital market conditions, including changes in interest rates, and decisions regarding our capital structure;

•	stock price performance of PPL Corporation;

•	the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities; and

•	our commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the supply and delivery of energy. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States; delivers electricity to approximately 5.1 million customers in Pennsylvania, the United Kingdom and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern United States. PPL Corporation’s overall strategy is to achieve disciplined growth in energy supply margins while limiting volatility in both cash flows and earnings, and to achieve stable, long-term growth in regulated delivery businesses through efficient operations and strong customer and regulatory relations.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly-owned subsidiaries, PPL Generation and PPL EnergyPlus, owns and operates electricity generating power plants and markets this electricity and other power purchases to deregulated wholesale and retail markets. Both of these subsidiaries also are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2006, PPL Corporation owned or controlled, through its subsidiaries, 11,556 megawatts, or MW, of electric power generation capacity and had plans to implement capital projects at certain existing generating facilities that would provide 349 MW of additional capacity by 2011. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s strategy for its energy supply business is to match energy supply with load, or customer demand, under agreements of varying lengths with creditworthy counterparties, to capture profits while effectively managing exposure to movements in energy and fuel prices and counterparty credit risk.

Energy Delivery

PPL Corporation provides energy delivery services in the mid-Atlantic regions of the United States through its regulated public utility subsidiaries, PPL Electric and PPL Gas, and in the United Kingdom and Latin America through its subsidiary, PPL Global. PPL Electric provides electricity delivery services to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. PPL Gas Utilities Corporation provides natural gas distribution and propane services to approximately 110,000 customers in portions of various counties in Pennsylvania, as well as in small portions of Maryland and Delaware. Through its subsidiaries, PPL Global provides electricity delivery services to approximately 3.7 million customers in the United Kingdom and Latin America. PPL Global also is a wholly-owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

In March, 2007 PPL Corporation announced that it intends to sell its regulated electricity delivery operations in Latin America through an auction process that it expects to take several months to complete.

PPL Corporation’s strategy for its energy delivery businesses is to operate these businesses at the most efficient cost while maintaining high levels of customer service and reliability.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees and the PPL Subordinated Guarantees). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of electricity in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom and Latin America. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect, wholly-owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2006, PPL Energy Supply owned or controlled, through its PPL Generation subsidiary, 11,556 MW of electric power generation capacity, with power plants in Pennsylvania (9,229 MW), Montana (1,289 MW), Illinois (540 MW), Connecticut (243 MW), New York (159 MW) and Maine (96 MW). PPL Generation also has current plans to implement capital projects at certain of its existing generation facilities in Pennsylvania and Montana that would provide 349 MW of additional generation capacity by 2011. PPL Generation’s plants are fueled by nuclear fuel, coal, gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, natural gas and oil, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

At December 31, 2006, PPL Energy Supply estimated that, on average, approximately 89% of its expected annual generation output for the period 2007 through 2010 would be used to meet:

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the obligation of its subsidiary PPL EnergyPlus under two agreements to provide electricity to PPL Electric, so that PPL Electric can, in turn, provide electricity as a “provider of last resort,” or “PLR,” through 2009 under fixed-price tariffs pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act, or Customer Choice Act (See “PPL Electric Utilities Corporation—Provider of Last Resort”);

•	PPL EnergyPlus’ obligation under agreements to provide electricity to NorthWestern Corporation through June 2014; and

•	other contractual sales to other counterparties for terms of various lengths.

In anticipation of the expiration of the PLR agreements referenced above at the end of 2009, and consistent with its business strategy, PPL Energy Supply has already entered into commitments for a portion of the output of its facilities for the years 2010 and later. PPL’s strategy for 2007 is to obtain commitments for 30 to 50 percent of its 2010 baseload generation output in the PJM Interconnection region. PPL has already obtained commitments at the lower end of this range. Based on the way in which the wholesale markets have developed over the last several years, PPL Energy Supply expects that these new agreements are likely to continue to be of a shorter duration than the current PLR agreements, which at inception had terms of approximately nine years.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom and Latin America through its PPL Global subsidiary, which currently owns and operates electricity delivery businesses serving approximately 3.7 million customers. PPL Global owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.6 million end-users. PPL Global’s Latin American subsidiaries in Chile, El Salvador and Bolivia serve an aggregate of approximately 1.1 million end-users.

As discussed above, in March, 2007 PPL Corporation announced that it intends to sell its regulated electricity delivery operations in Latin America.

PPL Energy Supply’s strategy for its international electricity delivery businesses is to operate these businesses at the most efficient cost while maintaining high levels of customer service and reliability.

Neither PPL Corporation nor any of its other subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric provides electricity delivery services to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in that territory as a PLR under the Customer Choice Act.

Provider of Last Resort. Pursuant to a 1998 order issued by the Pennsylvania Public Utility Commission, or PUC, PPL Electric agreed to provide electricity supply as a PLR to retail customers in its service territory not selecting an alternate electric energy supplier at predetermined capped rates through 2009. In order to meet this obligation, PPL Electric entered into full-requirements energy supply agreements with another subsidiary of PPL Corporation, PPL EnergyPlus, designed to provide PPL Electric with sufficient supply to satisfy its PLR obligation through the end of 2009. PPL Electric’s PLR obligation after 2009 will be determined by the PUC pursuant to rules that have not yet been promulgated. While regulations governing PLR obligations after 2009 have been proposed for comment by the PUC, at this time, PPL Electric cannot predict the content of these regulations, including whether this will include requirements for the pricing and other terms of PLR contracts, or when the regulations will be finalized. PPL Electric also cannot predict the extent to which it will purchase power from PPL EnergyPlus after 2009.

Strategic Initiative. In 2001, PPL Electric completed a strategic initiative designed to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses and reduce its exposure to volatility in energy prices associated with its PLR obligation. Obtaining long-term electric supply agreements with PPL EnergyPlus to meet its PLR obligations through 2009 at prices generally equal to the predetermined capped rates it was allowed to charge PLR customers was a key component of this initiative. Other key components of the initiative involved actions to confirm PPL Electric’s legal separation from PPL Corporation and PPL Corporation’s other subsidiaries. In connection with the initiative PPL Electric:

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adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to confirm and reinforce its legal and corporate separateness from PPL Corporation and its other affiliated companies and providing for PPL Electric to limit its businesses to electric transmission and distribution and related activities;

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appointed an independent director to its Board of Directors and required the unanimous approval of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

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in connection with the issuance of certain senior secured bonds, agreed to appoint an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws. When such bonds are no longer outstanding, and in certain other circumstances, PPL Electric will not be required to maintain an independent compliance administrator.

The amended Articles of Incorporation and Bylaws permit PPL Electric’s Board of Directors to adopt additional amendments to the Bylaws, including amendments that revise or eliminate provisions that are designed to reinforce PPL Electric’s legal separateness from its affiliates. However, any such amendment must be approved unanimously by PPL Electric’s Board of Directors, including the independent director.

The enhancements to PPL Electric’s legal separation from its affiliates were intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL Corporation or another affiliate of PPL Corporation in the event that PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case. However, if PPL Corporation or another PPL

Corporation affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL Corporation or such other PPL Corporation affiliate. Any such substantive consolidation could result in delays or reductions in payments on PPL Electric’s Securities.

Neither PPL Corporation nor any of PPL Corporation’s subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.0	2.6	2.7	2.6	1.9

(a)	In calculating the earnings component, net income excludes minority interest, loss from discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated:

	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends (a)	3.8	3.3	4.1	4.8	3.9

(a)	In calculating the earnings component, net income excludes minority interest, loss from discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

(a)	PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges (a)	2.9	2.1	1.4	1.2	1.2
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	2.5	2.1	1.4	1.2	1.2

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE, and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 3, 2007, January 31, 2007 and March 6, 2007
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995
PPL Corporation’s 2006 Notice of Annual Meeting and Proxy Statement	Filed on March 20, 2006

PPL Energy Supply

SEC Filings (File No. 333-74794)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006
Current Report on Form 8-K	Filed on March 6, 2007

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 31, 2007

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly-owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of PPL Corporation audited by Ernst & Young LLP, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on their reports, given on their authority as experts in auditing and accounting.

The financial statements and schedules of PPL Energy Supply, LLC and PPL Electric Utilities Corporation audited by Ernst & Young, LLP incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on their reports, given on their authority as experts in auditing and accounting.

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey Ballantine LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Associate General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey Ballantine LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey Ballantine LLP or Simpson Thacher & Bartlett LLP, as applicable.